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Exhibit 11 - Computation of Earnings Per Common Share

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per-share data)
                                   (Unaudited)

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


Computation of Earnings Per Common Share                           Three Months Ended
  For Statements of Operations:                                        March 31,
                                                           -------------------------------
                                                                 1997                1996
                                                           -----------         -----------
Net income                                                 $    28,931         $    26,287
                                                           -----------         -----------
                                                           -----------         -----------
Weighted average number of common and common
  equivalent shares outstanding:
     Weighted average common shares outstanding             34,715,463          35,777,159
     Dilutive effect of stock option plans after
       application of treasury stock method                     81,454             209,057
                                                           -----------         -----------
                                                            34,796,917          35,986,216
                                                           -----------         -----------
                                                           -----------         -----------

Net income per common share                                $       .83         $       .73
                                                           -----------         -----------
                                                           -----------         -----------
Computation of Fully Diluted Earnings
  per common share (1):

Net income                                                 $    28,931         $    26,287
Add:  Interest expense on 7 1/4% convertible
  subordinated debentures                                           79                  83
                                                           -----------         -----------
       Net income applicable to common stock               $    29,010         $    26,370
                                                           -----------         -----------
                                                           -----------         -----------
Weighted average number of common and common
  equivalent shares outstanding:
     Weighted average common shares outstanding             34,715,463          35,777,159
     Dilutive effect of stock option plans after
       application of treasury stock method                     81,454             213,801
     Dilutive effect from assumed conversion of
       7 1/4% convertible subordinated debentures              419,317             425,606
                                                           -----------         -----------
                                                            35,216,234          36,416,566
                                                           -----------         -----------
                                                           -----------         -----------

Net income per common share                                $       .82         $       .72
                                                           -----------         -----------
                                                           -----------         -----------
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(1)  This calculation is submitted in accordance with Regulation S-K Item
     601(b)(11) although not required by footnote 2 to paragraph 14 of APB
     Opinion No. 15 because it results in dilution of less than 3%.


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